Exhibit 99.1

Kforce Inc. 1001 East Palm Ave. Tampa, FL 33605 (NASDAQ: KFRC)
AT THE FIRM
Michael R. Blackman
Chief Corporate Development Officer
(813) 552-2927
KFORCE REPORTS SECOND QUARTER REVENUES OF $340.3 MILLION
SECOND QUARTER NET INCOME OF $11.1 MILLION, OR $0.44 PER SHARE
TAMPA, FL, August 1, 2017 (GLOBE NEWSWIRE) — Kforce Inc. (Nasdaq: KFRC), a provider of professional staffing services and solutions, today announced results for its second quarter of 2017. Revenues for the quarter ended June 30, 2017 were $340.3 million compared to $334.0 million for the quarter ended March 31, 2017, an increase of 1.9%, and compared to $335.0 million for the quarter ended June 30, 2016, an increase of 1.6%. Net income for the quarter ended June 30, 2017 was $11.1 million, or $0.44 per share, as compared to $5.9 million, or $0.23 per share, for the quarter ended March 31, 2017, and compared to $10.9 million, or $0.41 per share, for the quarter ended June 30, 2016.
David L. Dunkel, Chairman and CEO, said, “Our view of the strength of the demand environment within our lines of business, especially in Tech, has not changed. We believe the secular drivers remain intact as companies increasingly look to technology to provide internal operating efficiencies, enhance competitive position and enable sustained market relevance in today's rapidly changing and evolving marketplace. The market remains highly competitive with significant supply shortages and limited pricing power. Our focus continues to be on accelerating our top line growth, making prudent investments in our business and returning capital to shareholders.”
Joseph J. Liberatore, President, said, “We believe we are pursuing the mix of business that will lead to the greatest long-term success. We remain very focused on the actions necessary to accelerate revenue growth, particularly in our Tech Flex business.”
Mr. Liberatore noted additional operational results for the second quarter include:

•	Flex revenues of $326.5 million in Q2 ‘17 increased 1.6% from $321.5 million in Q2 ‘16.

•	Quarterly year-over-year growth rates in Flex revenues for Tech and FA were 1.5% and 4.3%, respectively, while GS experienced a decline of 6.4%.

•	Direct Hire revenues of $13.9 million in Q2 ‘17 increased 2.1% from $13.6 million in Q2 ‘16.
David M. Kelly, Chief Financial Officer, said, “We expect to continue to invest in our business to take advantage of the positive demand environment. Second quarter results reflect stabilization in our Flex gross profit margin, as well as our continued discipline around operating expenses. We remain confident that we will meet our 7.5% operating margin target when $1.6 billion in annualized revenue is reached. We also still expect to achieve an operating margin of at least 6.3% at $1.4 billion in annualized revenue. We are pleased to announce that our Board of Directors declared a third quarter cash dividend on Kforce common stock of $0.12 per share. The cash dividend will be payable on September 22, 2017 to shareholders of record as of the close of business on September 8, 2017.”
Highlights for the second quarter include:

•	Flex gross profit margin decreased 120 basis points to 27.6% in Q2 ‘17 from 28.8% in Q2 ‘16.

•	Selling, general and administrative expense as a percentage of revenues for Q2 ‘17 was 24.2%, which is down 130 basis points as compared to 25.5% in Q2 ‘16.

•	Adjusted EBITDA in Q2 ‘17 was $23.3 million as compared to $22.6 million in Q2 ‘16.

Looking forward to the third quarter of 2017, there will be 63 billing days, as compared to 64 billing days in the preceding and prior year quarters. In the second quarter of 2017, revenue per billing day was approximately $5.3 million. Current estimates for the third quarter of 2017 are:

•	Revenues of $338 million to $343 million

•	Earnings per share of $0.44 to $0.47

•	Gross profit margin of 30.5% to 30.7%

•	Flex gross profit margin of 27.8% to 28.0%

•	SG&A expense as a percent of revenue of 24.1% to 24.3%

•	Operating margin of 5.7% to 6.0%

•	Effective tax rate of 38.3%
On Tuesday, August 1, 2017, Kforce will host a conference call to discuss these results. The call will begin at 5:00 p.m. Eastern Time. The prepared remarks for this call are available on the Investor Relations page of the Kforce Inc. website (http://investor.kforce.com/) in the Download Library under Shareholder Tools.
The dial-in number is (877) 344-3890. The conference passcode is Kforce. The replay of the call will be available from 8:00 p.m. EST, Tuesday, August 1, 2017 through August 8, 2017 by dialing (855) 859-2056, passcode 6055292.
This call is being webcast by Shareholder.com and can be accessed on the Investor Relations page of the Kforce Inc. website (http://investor.kforce.com/). The webcast replay will be available until August 8, 2017.
About Kforce
Kforce (Nasdaq:KFRC) is a professional staffing and solutions firm providing temporary and permanent staffing solutions in the skill areas of technology and finance & accounting. Backed by nearly 2,700 associates and over 11,000 consultants on assignment, Kforce is committed to “Great People = Great Results” for our valued clients and consultants. Kforce operates with 60 offices located throughout the United States and one office in the Philippines. For more information, please visit our Web site at http://www.kforce.com.
The Kforce Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3749.
Certain of the above statements contained in this press release, including earnings projections, are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand; a reduction in the supply of candidates for temporary employment or the Firm's ability to attract such candidates; the success of the Firm in attracting and retaining revenue-generating talent; changes in the service mix; ability of the Firm to repurchase shares; the effect of adverse weather conditions; changes in our effective tax rate; changes in government regulations, laws and policies that are adverse to our businesses; risk of contract performance, delays or termination or the failure to obtain awards, task orders or funding under contracts; changes in client demand for our services such as the resulting impact of any significant organizational changes within our largest clients; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, including the Firm’s Form 10-K for the fiscal year ending December 31, 2016, as well as assumptions regarding the foregoing. In particular, the Firm makes no assurances that the estimates of continuing operations will be achieved or that we will continue to increase our market share, successfully manage risks to our revenue stream, successfully put into place the people and processes that will create future success or further accelerate our revenue. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof contained in this press release identify certain of such forward-looking statements, which speak only as of the date of this press release. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Kforce Inc.
Summary of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	Jun. 30, 2017	Mar. 31, 2017	Jun. 30, 2016
Revenue by function:
Technology	$228,369	$222,045	$224,558
Finance & accounting	88,266	87,295	85,197
Government solutions	23,674	24,652	25,292
Total revenue	340,309	333,992	335,047
Direct costs of services	236,390	236,857	228,765
Gross profit	103,919	97,135	106,282
GP %	30.5%	29.1%	31.7%
Flex GP %	27.6%	26.6%	28.8%
Selling, general & administrative expenses	82,506	84,678	85,474
Depreciation & amortization	2,053	2,050	2,252
Income from operations	19,360	10,407	18,556
Other expense, net	1,357	1,185	831
Income before income taxes	18,003	9,222	17,725
Income tax expense	6,859	3,320	6,861
Net income	$11,144	$5,902	$10,864

Earnings per share - diluted	$0.44	$0.23	$0.41

Weighted average shares outstanding - diluted	25,482	25,509	26,335
Adjusted EBITDA	$23,258	$14,562	$22,591

Billing days	64	64	64

Kforce Inc.
Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$3,532	$1,482
Trade receivables, net of allowances	225,408	206,361
Income tax refund receivable	1,717	172
Prepaid expenses and other current assets	10,920	10,691
Total current assets	241,577	218,706
Fixed assets, net	41,892	43,145
Other assets, net	35,872	30,511
Deferred tax assets, net	21,081	23,449
Intangible assets, net	3,470	3,642
Goodwill	45,968	45,968
Total assets	$389,860	$365,421
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and other accrued liabilities	$32,228	$37,230
Accrued payroll costs	46,428	44,137
Other current liabilities	1,888	1,765
Income taxes payable	486	221
Total current liabilities	81,030	83,353
Long-term debt – credit facility	124,128	111,547
Long-term debt – other	3,256	3,984
Other long-term liabilities	46,359	44,801
Total liabilities	254,773	243,685
Commitments and contingencies
Stockholders’ Equity:
Preferred stock	—	—
Common stock	713	713
Additional paid-in capital	433,310	428,212
Accumulated other comprehensive income	63	184
Retained earnings	185,221	174,967
Treasury stock, at cost	(484,220)	(482,340)
Total stockholders’ equity	135,087	121,736
Total liabilities and stockholders’ equity	$389,860	$365,421

Kforce Inc.
Key Statistics
(Unaudited)

	Q2 2017	Q1 2017	Q2 2016
Total Firm
Flex revenue (000’s)	$326,456	$322,487	$321,473
Hours (000’s)	5,632	5,713	5,563
Flex GP %	27.6%	26.6%	28.8%
Direct Hire revenue (000’s)	$13,853	$11,505	$13,574
Placements	974	823	994
Average fee	$14,227	$13,981	$13,651
Billing days	64	64	64
Technology
Flex revenue (000’s)	$222,744	$216,886	$219,412
Hours (000’s)	3,234	3,245	3,200
Flex GP %	26.9%	25.8%	27.8%
Direct Hire revenue (000’s)	$5,625	$5,159	$5,146
Placements	317	294	317
Average fee	$17,753	$17,537	$16,209
Finance & Accounting
Flex revenue (000’s)	$80,038	$80,949	$76,769
Hours (000’s)	2,398	2,468	2,363
Flex GP %	28.8%	27.6%	30.0%
Direct Hire revenue (000’s)	$8,228	$6,346	$8,428
Placements	657	529	677
Average fee	$12,526	$12,002	$12,451
Government Solutions
Flex revenue (000’s)	$23,674	$24,652	$25,292
Flex GP %	29.8%	29.9%	34.3%
Kforce Inc.
Revenue Growth Rates
(Per Billing Day)
(Unaudited)

	Year-Over-Year Growth Rates
	(Per Billing Day)
	Q2 2017	Q1 2017	Q4 2016	Q3 2016	Q2 2016
Tech Flex	1.5%	2.7%	1.4%	(2.7)%	(2.9)%
Tech Direct Hire	9.3%	(4.1)%	(13.1)%	(10.2)%	(18.2)%
Total Tech	1.7%	2.5%	1.1%	(2.8)%	(3.3)%
FA Flex	4.3%	7.5%	2.1%	(0.5)%	5.5%
FA Direct Hire	(2.4)%	(11.7)%	(15.4)%	(6.9)%	3.4%
Total FA	3.6%	5.8%	0.4%	(1.2)%	5.3%
Total Staffing	2.2%	3.4%	0.9%	(2.4)%	(1.1)%
GS	(6.4)%	6.6%	4.0%	10.1%	4.2%
Total Firm	1.6%	3.7%	1.1%	(1.5)%	(0.7)%

Kforce Inc.
Non-GAAP Financial Measures
(In Thousands, Except Per Share Amounts)
(Unaudited)

The following non-GAAP financial measures presented may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently. The Company’s non-GAAP financial measures are not measurements of financial performance under GAAP and should not be considered as alternatives to amounts presented in accordance with GAAP. The Company does not consider these non-GAAP financial measures to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is provided below.
Adjusted EBITDA
“Adjusted EBITDA”, a non-GAAP financial measure, is defined by Kforce as net income before depreciation and amortization, stock-based compensation expense, interest expense, net and income tax expense. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Items excluded from Adjusted EBITDA are significant components in understanding and assessing our past and future financial performance, and this presentation should not be construed as an inference by us that our future results will be unaffected by those items excluded from Adjusted EBITDA. Adjusted EBITDA is a key measure used by management to assess our operations including our ability to generate cash flows and our ability to repay our debt obligations and management believes it provides a good metric of our core profitability in comparing our performance to our competitors, as well as our performance over different time periods. Consequently, management believes it is useful information to investors.

	Three Months Ended
	Jun. 30, 2017	Mar. 31, 2017	Jun. 30, 2016
Net income	$11,144	$5,902	$10,864
Depreciation & amortization	2,105	2,103	2,263
Stock-based compensation expense	1,805	2,064	1,762
Interest expense, net	1,345	1,173	841
Income tax expense	6,859	3,320	6,861
Adjusted EBITDA	$23,258	$14,562	$22,591

Free Cash Flow
“Free Cash Flow”, a non-GAAP financial measure, is defined by Kforce as net cash provided by operating activities determined in accordance with GAAP, less capital expenditures. Management believes this provides an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and is useful information to investors as it provides a measure of the amount of cash generated from the business that can be used for strategic opportunities including investing in our business, making acquisitions, repurchasing common stock or paying dividends. Free Cash Flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. Therefore, we believe it is important to view Free Cash Flow as a complement to our financial statements.

	Six Months Ended
	June 30,
	2017	2016
Net income	$17,046	$14,514
Non-cash provisions and other	12,451	12,660
Changes in operating assets/liabilities	(23,958)	(11,223)
Net cash provided by operating activities	5,539	15,951
Capital expenditures	(4,344)	(3,182)
Free cash flow	1,195	12,769
Change in debt	12,582	15,313
Repurchases of common stock	(2,952)	(22,185)
Cash dividend	(6,080)	(6,298)
Other	(2,695)	(53)
Change in cash	$2,050	$(454)